Exhibit 99.1

Permian Basin Royalty Trust

PERMIAN BASIN ROYALTY TRUST ANNOUNCES MAY CASH DISTRIBUTION; WITH THE OMISSION OF WADDELL RANCH PROPERTIES PROCEEDS

DALLAS, Texas, May 20, 2024 – Argent Trust Company, as Trustee of the Permian Basin Royalty Trust (NYSE: PBT) (“Permian” or the “Trust”) today declared a cash distribution to the holders of its units of beneficial interest of $0.020052 per unit, payable on June 14, 2024, to unit holders of record on May 31, 2024. The distribution does not include proceeds from the Waddell Ranch properties for the reasons described in more detail below.

This month’s distribution decreased from the previous month due mainly to the omission of proceeds from the Waddell Ranch properties and, for the Texas Royalty Properties, lower volumes produced for the month for both oil and gas, partially offset by higher oil and gas prices for the month reported.

WADDELL RANCH

Notwithstanding requests from the Trustee to Blackbeard Operating, LLC (“Blackbeard”), the operator of the Waddell Ranch properties, and the fact that Blackbeard has provided this information on a monthly basis since Argent Trust Company has become Trustee of the Trust, Blackbeard has refused to provide the Trustee information necessary to calculate the net profits interest (“NPI”) proceeds as of the announcement date for this month’s distribution. As a result of Blackbeard’s failure to provide this information by the NYSE notification date for the distribution, in accordance with the Trust indenture, if NPI proceeds are received from the Waddell Ranch properties on or prior to the record date, they will be included in the June distribution, rather than the May distribution. The Trustee will provide additional information as it becomes available.

TEXAS ROYALTY PROPERTIES

Production for the underlying Texas Royalty Properties was 16,335 barrels of oil and 7,699 Mcf of gas. The production for the Trust’s allocated portion of the Texas Royalty Properties was 14,569 barrels of oil and 6,865 Mcf of gas. The average price for oil was $78.00 per bbl and for gas was $11.16, which includes significant NGL pricing, per Mcf. This would mainly reflect production and pricing in February for oil and January for gas. These allocated volumes were impacted by the pricing of both oil and gas. This production and pricing for the underlying properties resulted in revenues for the Texas Royalty Properties of $1,360,024. Deducted from these revenues were taxes of $142,874, resulting in a Net Profit of $1,217,150 for May. With the Trust’s Net Profit Interest (NPI) of 95% of the Underlying Properties, this would result in a net contribution by the Texas Royalty Properties of $1,156,292 to this month’s distribution.

	Underlying Properties		Net to Trust Sales
	Volumes		Volumes		Average Price
	Oil (bbls)	Gas (Mcf)	Oil (bbls)	Gas (Mcf) (1)	Oil (per bbl)	Gas (per Mcf)(2)
Current Month

Waddell Ranch	(3)	(3)	(3)	(3)	(3)	(3)
Texas Royalties	16,335	7,699	14,569	6,865	$78.00	$11.16

Prior Month
Waddell Ranch	242,891	1,395,453	182,168	1,046,590	$75.09	$2.12
Texas Royalties	17,006	9,815	15,152	8,744	$73.77	$8.76

(1) These volumes are net to the Trust, after allocation of expenses to Trust’s net profit interest, including any prior period adjustments.

(2) This pricing includes sales of gas liquid products.

(3) Information not available as of the date hereof.

General and Administrative Expenses deducted for the month, net of interest earned were $221,657 resulting in a distribution of $934,635 to 46,608,796 units outstanding, or $0.020052 per unit.

The worldwide market conditions continue to affect the pricing for domestic production. It is difficult to predict what effect these conditions will have on future distributions.

Trust Litigation. On May 8, 2024, the Trustee announced that it had initiated a lawsuit by filing a petition in the District Court of Tarrant County, Texas against Blackbeard Operating, LLC (“Blackbeard”), the operator of properties in the Waddell Ranch, in Crane County, Texas, in which the Trust holds a 75% net overriding royalty.

Pursuant to the petition, the Trustee seeks to recover more than $15 million in damages to the Trust resulting from overhead costs and other expenses the Trustee alleges were impermissibly deducted from royalty payments to the Trust. The Trustee routinely engages in audits of the revenues and expenses with respect to the Trust’s royalty payments. In connection with its audit for the period from 2020-2022 the Trustee identified exceptions to certain expenses deducted from the Trust’s royalty payments, including among other things, incorrect overhead charges, application of overhead charges to non-producing wells, duplicate charges for services, materials and utilities as well as other expenses the Trustee alleges are ineligible charges. Attempts to resolve the disputed charges outside of court have been unsuccessful to date.

The 2023 Annual Report with Form 10-K, which includes the December 31, 2023, Reserve Summary, is posted on Permian’s website. Permian’s cash distribution history, current and prior year financial reports, tax information booklets, and a link to filings made with the Securities and Exchange Commission, all can be found on Permian’s website at http://www.pbt-permian.com/. Additionally, printed reports can be requested and are mailed free of charge.

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Contact: Jana Egeler, Vice President, Argent Trust Company, Trustee, Toll Free – 1.855.588.7839